Exhibit 3.3

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4259 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)
Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20120851329-63
Filing Date and Time 12/18/2012 8:32 AM
Entity Number E0781602007-7

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation
(Pursuant to NRS 78.385 and 78.390 - After issuance of Stock)

1. Name of the corporation:
YEW BIO-PHARM GROUP, INC.

2. The articles have been amended as follows (provide article number if available):

Article 3. Shares: the number of shares the corporation is authorized to issue is 500,000,000 with a par value of $0.001.

The aggregate number of shares which the Corporation shall have authority to issue is 150,000,000, of which there shall be 140,000,000 shares of Common Stock, with $.001 par value (the "Common Stock"). and 10,000,000 shares of Preferred Stock, with $.001 par value (the "Preferred Stock"). Each share of such Common Stock shall have identical rights and privileges in every respect. The Preferred Stock may be issued in such series, and on such terms and conditions, which need not be the same, as the Board of Directors shall determine from time to time.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power or such greater proportion of the voting power as may be required in the case of a vote by classes or series , or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: YES = 46,220,346

4. Effective date of filing (optional): Date: Time:

5. Officer signature (required): X

*if any proposed amendment would alter or change any preference or any relative to other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees ay cause this filing to be rejected.

This form must be accompanied by appropriate fees.